Exhibit 15.1

May 7, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 7, 2010 on our review of interim financial information of Tenneco Inc. for the three month period ended March 31, 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2010 is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056, 333-101973, 333-113705, 333-142475, 333-142473 and 333-159358 on Form S-8 and Registration Statement Nos. 333-24291 and 333-159305 on Form S-3.

Very truly yours,

PricewaterhouseCoopers LLP